Exhibit 23.3

Preferred Insurance Capital Consultants, LLC

55 NE 5th Avenue, Suite 502	2130 Golden Eagle Drive, W.
Boca Raton, FL 33432	Tallahassee, FL 32312
Telephone: (561) 241-9974	Telephone: (850) 893-1903
Facsimile: (561) 241-9984	Facsimile: (850) 893-1948
June 6, 2006
Re:	CONSENT OF INDEPENDENT ACTUARIAL CONSULTING FIRM

As an independent insurance management and actuarial consulting firm, Preferred Insurance Capital Consultants, LLC (PICC) hereby consents to the use, in this Registration Statement on Form S-1, of our report dated February 10, 2006, relating to the loss and allocated loss adjustement expense reserves for deductible reimbursements of Global Employment Solutions, Inc. and Subsidiaries as of January 15, 2006 for policies effective February 1, 1999, February 1, 2000, February 1, 2001, and February 1, 2002.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

Readers of the February 10, 2006 report should refer to the caveats and limitations on page 12 of the report. The report should be reviewed by the Reader’s actuary and any questions should be referred to PICC. A copy of this report may only be provided for the purpose of Global’s Registration Statement on Form S-1.
Yours truly,
Anthony J. Grippa, FCAS, MAAA, FCA
ajg/lf